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                                                                 EXHIBIT 12

                         SOUTHWESTERN BELL TELEPHONE COMPANY
                  COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                 DOLLARS IN MILLIONS

                                                            YEAR ENDED DECEMBER 31,

                                                    1993      1992       1991       1990      1989
          Income Before Income Taxes,
           Extraordinary Loss and Cumulative
           Effect of Changes in Accounting
           Principles   . . . . . . . . .      $ 1,424.2  $1,324.7  $ 1,286.3  $ 1,319.4  $1,268.9

              Add:  . . .   Interest Expense       385.2     408.7      456.3      439.3     476.6

                  1/3 Rental Expense  . .           22.8      27.6       22.7       29.6      28.2


              Adjusted Earnings . . . . .      $ 1,832.2  $1,761.0  $ 1,765.3  $ 1,788.3  $1,773.7


          Total Interest Charges  . . . .      $   385.2  $  408.7  $   456.3  $   439.3  $  476.6

          1/3 Rental Expense  . . . . . .           22.8      27.6       22.7       29.6      28.2


              Adjusted Fixed Charges           $   408.0  $  436.3  $   479.0  $   468.9  $  504.8



          Ratio of Earnings to Fixed Charges        4.49      4.04       3.69       3.81      3.51

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